EXHIBIT 11
PG&E CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
	Three months ended		Nine months ended
	September 30,		September 30,

(in millions, except per share amounts)	2004	2003 (1)	2004	2003 (1)

Income from continuing operations	$228	$508	$3,633	$754
Discontinued operations	-	2	-	(365)

Net income (loss) before cumulative effect of changes in accounting principles	228	510	3,633	(389)
Cumulative effect of changes in accounting principles	-	-	-	(6)

Net Income (Loss) for basic and diluted calculations	$228	$510	$3,633	$(383)

Weighted average common shares outstanding, basic (2)	399	387	397	384
9.50% Convertible Subordinated Notes	19	19	19	19

Weighted average common shares outstanding and participating securities, basic	418	406	416	403

Weighted average common shares outstanding, basic	399	387	397	384
Employee stock options and PG&E Corporation shares held by grantor trusts	7	5	6	2
PG&E Corporation Warrants	2	5	3	5

Weighted average common shares outstanding, diluted	408	397	406	391
9.50% Convertible Subordinated Notes	19	19	19	19

Weighted average common shares outstanding and participating securities, diluted	427	416	425	410

Earnings (Loss) Per Common Share, Basic
Income from continuing operations	$0.55	$1.25	$8.73	$1.87
Discontinued operations	-	-	-	(0.91)
Cumulative effect of changes in accounting principles	-	-	-	(0.01)
Rounding	-	0.01	-	-

Net earnings (loss)	$0.55	$1.26	$8.73	$0.95

Earnings (Loss) Per Common Share, Diluted
Income from continuing operations	$0.53	$1.22	$8.55	$1.84
Discontinued operations	-	-	-	(0.89)
Cumulative effect of changes in accounting principles	-	-	-	(0.01)
Rounding	-	0.01	-	(0.01)

Net earnings (loss)	$0.53	$1.23	$8.55	$(0.93)

               In applying the "two-class" method the following reflects the earnings (loss) allocated to common shareholders after the inclusion of participation rights related to PG&E Corporation's 9.50% Convertible Notes in the allocation of earnings. The 9.50% Convertible Notes are convertible at the option of the holders into 18,558,655 common shares. All PG&E Corporation's participating securities participate on a 1:1 basis with common shareholders.

	Three months ended		Nine months ended
	September 30,		September 30,

Earnings (loss) allocated to common share holders, basic	2004	2003 (1)	2004	2003 (1)

Income from continuing operations	$218	$484	$3,467	$718
Discontinued operations	-	2	-	(348)
Cumulative effect of changes in accounting principles	-	-	-	(6)

	$218	$486	$3,467	$364

Earnings (loss) allocated to common shareholders, diluted
Income from continuing operations	$218	$485	$3,471	$719
Discontinued operations	-	2	-	(348)
Cumulative effect of changes in accounting principles	-	-	-	(6)

	$218	$487	$3,471	$365

(1)	Prior period amounts of NEGT, Inc. have been reclassified to discontinued operations.
(2)

Weighted average common shares outstanding exclude shares held by a subsidiary of PG&E Corporation (23,815,500 shares at September 30, 2004 and 2003) and PG&E Corporation shares held by grantor trusts to secure deferred compensation obligations (281,985 shares at September 30, 2004 and 2003).